First Amendment
                                       To
             Fund Accounting And Compliance Administration Agreement

This First Amendment to Fund Accounting And Compliance Administration Agreement ("First Amendment"), made, entered and effective this 3rd day of December, 2003, by and between PMFM Investment Trust, a Delaware statutory trust (the "Trust"), and The Nottingham Management Company d/b/a The Nottingham Company, a North Carolina corporation (the "Administrator").

WHEREAS, pursuant to that certain Fund Accounting and Compliance Administration Agreement ("Agreement") dated June 20, 2003, between the Trust and the
Administrator, the Trust retained the Administrator to provide certain administrative and compliance services to the Trust in the manner and on the terms set forth therein; and

WHEREAS, the Trust and the Administrator wish to revise Schedule 1 to the Agreement to add a new series of the Trust to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this First Amendment and intending to be legally bound, the Trust and the Administrator agree as follows:

     1. Modification to Schedule 1. Schedule 1 to the Agreement is hereby modified and amended by adding the following new series of the Trust to Schedule 1:

          "PMFM Moderate Portfolio Trust"

     2. Other. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly signed as of the day and year first above written.

Trust:

PMFM INVESTMENT TRUST

By: /s/ Donald L. Beasley
    ________________________
Name:  Donald L. Beasley
Title: Chairman

Administrator:

THE NOTTINGHAM MANAGEMENT COMPANY
D/B/A THE NOTTINGHAM COMPANY

By: /s/ C. Frank Watson III
    _________________________
Name:  C. Frank Watson III
Title: President